EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (in thousands, except ratios)




                                       Nine Months Ended
                                           March 31,                                Year Ended June 30,
                                      -------------------      -------------------------------------------------------------
                                         1995        1994           1994          1993        1992         1991        1990
                                      --------    --------       --------     --------    --------     --------    --------

EARNINGS:
  Operating Earnings                 $ 29,094    $ 16,363       $ 26,186      $ 24,798    $ 13,862     $  6,832    $ 15,895

Add:
  Fixed Charges                        35,241      24,657         34,891        24,751      19,309       16,776      19,321

  Amortization of capitalized
   interest included in cost
   of sales                            20,386      12,228         18,003        14,513      13,134       12,472      13,627

Proportionate share of amortization
   of capitalized interest included
   in cost of sales of unconsolidated
   affiliates and discontinued
   operations                              --         --              --            --         399          269       1,386

Deduct:
  Interest capitalized                (34,108)   (23,790)        (33,677)      (23,653)    (16,090)     (12,309)    (13,669)

Proportionate share of capitalized
   interest of unconsolidated
   affiliates and discontinued
   operations                              --         --              --            --          --         (913)     (1,604)
                                     --------   --------        --------      --------    --------     --------    --------
Earnings, as adjusted                $ 50,613   $ 29,458        $ 45,403      $ 40,409    $ 30,614     $ 23,127    $ 34,956
                                     ========   ========        ========      ========    ========     ========    ========

Fixed Charges:
  Interest incurred and amortization
   of deferred financing costs       $ 34,108   $ 23,790        $ 33,677      $ 23,653    $ 16,090     $ 12,309    $ 13,669

  Interest expense component of
   rent expense                         1,133        867           1,214         1,098         233          295         330

  Proportionate share of interest
   incurred of unconsolidated
   affiliates and discontinued
   operations                              --         --              --            --       2,986        4,172       5,322
                                     --------   --------        --------      --------    --------     --------    --------

Total fixed Charges                  $ 35,241   $ 24,657        $ 34,891      $ 24,751    $ 19,309     $ 16,776    $ 19,321
                                     ========   ========        ========      ========    ========     ========    ========

Ratio of earnings to fixed
   charges                               1.44 x     1.19 x          1.30 x        1.63 x      1.59 x       1.38 x      1.81 x
                                     ========   ========        ========      ========    ========     ========    ========
